Schedule I

Directors and Executive Officers of Energy Evolution Master Fund, Ltd.

Philippe E. Mulacek

c/o E2 Investment Advisors, LLC

25025 Interstate 45 North, STE 420

The Woodlands, Texas 77380

Principal Occupation: Chief Investment Officer of E2 Investment Advisors, LLC, a private fund adviser

Citizenship: United States of America and France

Philippe E. Mulacek is a director of the Company. As of the date of this filing, Philippe E. Mulacek beneficially owns an aggregate of 11,586,480 shares of Common Stock. Philippe E. Mulacek’s transactions in Common Stock within the past 60 days are reported on Section 16 reports that Mr. Mulacek files with the SEC.

Mason H.W. Matschke

c/o E2 Investment Advisors, LLC

25025 Interstate 45 North, STE 420

The Woodlands, Texas 77380

Principal Occupation: Chief Portfolio Officer of E2 Investment Advisors, LLC, a private fund adviser

Citizenship: United States of America

Mr. Matschke is a director of the Company. As of the date of this filing, Mr. Matschke beneficially owns an aggregate of 849,429 shares of Common Stock. Mr. Matschke’s transactions in Common Stock within the past 60 days are reported on Section 16 reports that Mr. Matschke files with the SEC.

Sterling A. Mulacek

c/o E2 Investment Advisors, LLC

25025 Interstate 45 North, STE 420

The Woodlands, Texas 77380

Principal Occupation: Chief Administrative Officer of E2 Investment Advisors, LLC, a private fund adviser

Citizenship: United States of America

As of the date of this filing, Sterling A Mulacek beneficially owns an aggregate of 1,151,123 shares of Common Stock. Sterling A. Mulacek has not engaged in any transactions in Common Stock within the past 60 days.